FORM 3              U.S. SECURITIES AND EXCHANGE COMMISSION       OMB APPROVAL
                              WASHINGTON, D.C.  20549             OMB Number:
                                                                  3235-0104
                        INITIAL STATEMENT OF BENEFICIAL           Expires:
                            OWNERSHIP OF SECURITIES               April 30,
                                                                  1997
                                                                  Estimated
                                                                  average
                                                                  burden hours
                                                                  per response
                                                                  ....0.5

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person:

    BARTON             WILLIAM                 FRANK
    (Last)             (First)                 (Middle)

    1313 N. Webb Road
    (Street)

    Wichita,          Kansas      67278
    (City)            (State)     (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year):

    December 11, 1996

3.  IRS or Social Security Number of Reporting Person:(Voluntary)

    440183037

4.  Issuer Name and Ticker or Trading Symbol:

    Stoico Restaurant Group, Inc. (SRGI)

5.  Relationship of Reporting Person to Issuer (Check all applicable):

    ____  Director                    _x_  10% Owner

    ____  Officer (give               ___  Other (specify
                   title below)                    below)

    ____________________________________________________________________

6.  If Amendment, Date of Original (Month/Day/Year):

7.  Individual or Joint/Group Filing (Check applicable line):

    _X_  Form filed by One Reporting Person

    ___  Form filed by More than One Reporting Person

           TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  Title of Security   2.  Amount of   3. Ownership    4. Nature of Indirect
    (Instruction 4)         Securities     Form:           Beneficial
                            Beneficially   Direct (D)      Ownership
                           Owned           or Indirect (I) (Instruction 5)
                           (Instruction 4) (Instruction 5)
_______________________    ______________   ______________  ______________

Common Stock               1,014,839         D              N/A
Common Stock                 311,762         I              By Barton Family
                                                            Limited
                                                            Partnership*

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                        (Print or Type Responses)

* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

  TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.  Title of Derivative Security (Instruction 4):

2.  Date Exercisable and Expiration Date (Month/Day/Year):

    Date Exercisable:
    Expiration Date:

3.  Title and Amount of Securities Underlying Derivative Security (Instruction
    4):

    Title:
    Amount or Number of Shares:

4.  Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instruction 5):

6.  Nature of Indirect Beneficial Ownership (Instruction 5):


Explanation of Responses:

* The reporting person disclaims beneficial ownership of those shares exceeding his pecuniary interest.



                               /s/ William Frank Barton     December 18, 1996
                               __________________________   _________________
                               **Signature of Reporting Person           Date

Note:   File three copies of this Form, one of which must be manually signed.

        If space provided is insufficient, see Instruction 6 for procedure.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78f(a).

                                Page 2 of 2